February 23, 2011 Chief Financial Officer (918) 824-4605	Contact: Keith Schroeder

ORCHIDS PAPER PRODUCTS COMPANY REPORTS 2010 FULL YEAR RESULTS AND ANNOUNCES INITIATION OF QUARTERLY CASH DIVIDEND

PRYOR, OKLAHOMA (February 23, 2011) – Orchids Paper Products Company (NYSE Amex: TIS) today reported year-end 2010 financial results, the initiation of a quarterly cash dividend and new converted product business.

Executive Summary:

  Fourth quarter 2010 net income of $940,000 decreased $2.2 million or 70% compared with $3.2 million of net income in the same period of 2009.
  Diluted net income per share for the fourth quarter 2010 was $0.12 per diluted share, compared with $0.40 per diluted share in the same period in 2009.
  For the full year of 2010, net income was $5.9 million, or $0.76 per diluted share, a decrease of $7.6 million compared to net income of $13.5 million, or $1.89 per diluted share for the full year of 2009.
  On February 21, 2011, the Board of Directors approved a quarterly cash dividend on its common stock of $0.10 per share for shareholders of record on March 7, 2011. The Company expects to pay this first quarterly dividend on March 28, 2011.
  The Company has new understandings with several retailers for the supply of converted products and expects to begin receiving additional orders in the second quarter of 2011. The Company expects sales from this new business to be approximately 700,000 cases on an annualized basis, representing approximately 12% of the run rate for cases sold in the third and fourth quarters of 2010.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “The fourth quarter of 2010 was reflective of the tough economic conditions and competitive market place in which we operate. Our operating team continues to focus on and improve the efficiencies and cost effectiveness of our operations. We are pleased to announce the initiation of a quarterly cash dividend of $0.10 per share. This new dividend policy is reflective of the Company’s strong balance sheet and the Board’s confidence in our future cash flows.”

Mr. Snyder added, “We are pleased to announce that we have recently been granted new converted product business, which we expect to begin shipping during the second quarter of 2011. This represents an important step toward fully selling our expanded converting capacity.”

Three-month period ended December 31, 2010

Net sales in the quarter ended December 31, 2010 were $22.3 million, a decrease of $1.3 million, or 6%, compared to $23.6 million in the same period of 2009. Net sales of converted product were $16.6 million in the 2010 quarter, unfavorable by $4.3 million, or 21%, compared to the $20.9 million of net sales in the same quarter last year. Net sales of parent rolls were $5.7 million in the fourth quarter of 2010, an increase of $3.0 million, or 107%, compared to $2.7 million of parent roll sales in the same quarter last year. The 21% decrease in converted product sales resulted from a decrease of approximately 23% in converted tonnage shipped which was slightly offset by a 3% increase in net selling prices. Net sales of parent rolls were positively affected by a 76% increase in tonnage shipped and a 17% increase in net selling prices. The increase in parent roll tonnage shipments was primarily due to excess paper making capacity resulting from lower requirements from our converting operation.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended December 31, 2010 was $3.1 million, a decrease of $2.6 million, or 46%, compared to $5.7 million in the same period in the prior year. As a percent of net sales, EBITDA was 14.1% in the 2010 quarter compared with 24.3% in the 2009 quarter.

Gross profit for the fourth quarter of 2010 was $2.8 million, a decrease of $3.5 million, or 56%, when compared with a gross profit of $6.3 million in the comparable prior year quarter. Gross profit as a percent of net sales was 12.5% in the fourth quarter of 2010 compared to 26.8% for the same period in 2009. As a percent of net sales, gross profit decreased primarily due to higher waste paper prices, lower shipment volumes of converted products which also caused an increase in per case converting product costs, a higher percentage of parent roll sales and higher depreciation expense. Cost per ton of waste paper in the fourth quarter of 2010 was 22% higher than the costs incurred in the same quarter of 2009, resulting in an increased cost of sales of $1.0 million. Unit production costs in the converting facility in the fourth quarter of 2010 were unfavorable to those experienced in the prior year quarter primarily due to lower period-over-period production. Parent roll tonnage shipments increased in the quarter due to increased availability of parent rolls caused by the lower requirements in converting operations and a stronger parent roll market that allowed profitable shipments to outside customers. As a result, parent roll sales increased as a percent of overall sales, which had a negative effect on overall gross profit because parent roll sales generally provide a lower gross profit margin than converted product sales.

Selling, general and administrative expenses in the fourth quarter of 2010 totaled $1.4 million, favorable by $261,000, or 16%, compared to the $1.7 million of selling, general and administrative expenses incurred in the fourth quarter of 2009. Lower accruals under our incentive bonus program and lower sales commission costs due to the lower sales volumes were the main reasons for the reduced selling, general and administrative expenses. As a percent of net sales, selling, general and administrative expenses decreased to 6.3% for the quarter ended December 31, 2010, compared to 7.0% in the prior year quarter.

Interest expense for the fourth quarter of 2010 totaled $259,000 compared to interest expense of $224,000 in the same period in 2009. This increase was due to increased borrowing levels due to borrowings under construction loans for a waste water treatment plant expansion and a new warehouse project.

As of December 31, 2010, the full year effective tax rate is estimated to be 28.4%. As a result, the effective tax rate for the fourth quarter of 2010 was 18.2%.

Twelve-month period ended December 31, 2010

Net sales decreased 4% to $92.5 million in the twelve months ended December 31, 2010, compared to $96.0 million in the same period of 2009. Net sales of converted product decreased for the twelve months ended December 31, 2010, by $12.5 million, or 15%, to $74.1 million compared to $86.6 million in the same period last year. Net sales of converted product decreased in the 2010 period due to a 12% decrease in tonnage shipped and a 3% decrease in net selling prices. Net sales of parent rolls increased $9.1 million, or 98%, to $18.4 million in the twelve months ended December 31, 2010 compared to $9.3 million in the same period last year. The increase in net sales of parent rolls in the 2010 was due to an 81% increase in tonnage and a 9% increase in net selling prices.

EBITDA decreased $9.5 million to $14.9 million in the twelve months ended December 31, 2010, compared to $24.4 million in 2009 period. As a percent of net sales, EBITDA was 16.1% in the 2010 full-year period compared with 25.4% in the 2009 period.

Gross profit for the twelve months ended December 31, 2010, was $15.8 million, a decrease of $12.2 million, or 44%, when compared with a gross profit of $28.0 million in the comparable prior year period. Gross profit as a percent of net sales decreased to 17.0% in the 2010 period compared to 29.2% for the same period in 2009. As a percent of net sales, gross profit decreased primarily due to higher waste paper costs, lower converted product shipment volumes which also caused an increase in converted product production costs, a higher percentage of parent roll sales and higher depreciation. The per ton cost of waste paper for the 2010 period was 40% higher than the cost in the same period of 2009, resulting in increased cost of sales of approximately $5.9 million.

Selling, general and administrative expenses in the twelve months ended December 31, 2010, totaled $6.6 million, a decrease of $725,000, or 10%, when compared with selling, general and administrative expenses of $7.3 million in the same period of 2009. Reduced accruals under the Company’s incentive bonus plan due to lower earnings and lower converted product sales commissions accounted for most of the variance. As a percent of net sales, selling, general and administrative expenses decreased to 7.2% for the twelve-month period ended December 31, 2010 compared to 7.7% in the prior year period.

Interest expense for the twelve months ended December 31, 2010, totaled $934,000 compared to interest expense of $692,000 in the same period in 2009. Increased borrowings primarily due to borrowings to finance the previously discussed capital expenditures and higher interest rates were the reason for the increase.

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its fourth quarter earnings at 10:00 a.m. (ET) on Thursday, February 24, 2011. All interested parties may participate in the teleconference by calling 888 482 0024 and providing pass code 165 085 70. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forwarding-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 12, 2010.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
	Selected Financial Data
(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Converted Product Net Sales	$16,585	$20,895	$74,078	$86,645
Parent Roll Net Sales	5,671	2,740	18,426	9,318
Net Sales	$22,256	$23,635	92,504	95,963
Cost of Sales	19,469	17,297	76,752	67,936
Gross Profit	2,787	6,338	15,752	28,027
Selling, General and Administrative Expenses	1,393	1,654	6,618	7,343
Operating Income	1,394	4,684	9,134	20,684
Interest Expense	259	224	934	692
Other Income	(14)	(15)	(65)	(24)
Income Before Income Taxes	1,149	4,475	8,265	20,016
Provision for Income Taxes	209	1,310	2,351	6,464
Net Income	$940	$3,165	$5,914	$13,552

Average number of shares outstanding, basic	7,486,725	7,391,782	7,464,085	6,771,189
Average number of shares outstanding, diluted	7,742,186	7,831,150	7,754,884	7,176,534

Net income per share:
Basic	$0.13	$0.42	$0.80	$2.00
Diluted	$0.12	$0.40	$0.76	$1.89

Operating Data:
Total Tons Shipped	14,150	13,874	56,663	52,355
Net Selling Price per Ton	$1,573	$1,704	$1,633	$1,833
Total Paper Cost per Ton Consumed	$808	$745	$789	$689
Total Paper Cost	$12,030	$10,734	$43,947	$36,497

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$2,128	$6,812	$12,648	$20,872
Investing Activities	$(3,405)	$(5,164)	$(17,795)	$(34,220)
Financing Activities	$1,413	$(733)	$4,057	$14,569

	As of
	December 31,	December 31,
Balance Sheet Data:	2010	2009
Cash	$142	$1,232
Accounts Receivable, net	6,155	6,750
Inventory, net	7,595	7,569
Short Term Investments	9,518	18,509
Income Taxes Receivable	3,952	-
Other Current Assets	1,328	1,044
Property Plant and Equipment	114,321	87,535
Accumulated Depreciation	(20,516)	(14,844)
Net Property Plant and Equipment	93,805	72,691
Other Long Term Assets	76	104
Total Assets	$122,571	$107,899

Accounts Payable	$5,250	$4,049
Accrued Liabilities	2,269	3,118
Total Debt	27,357	23,275
Deferred Income Taxes	18,099	14,337
Total Stockholders' Equity	69,596	63,120
Total Liabilities and Stockholders' Equity	$122,571	$107,899

Non-GAAP Measurements

	Three Months Ended December 31,		Twelve Months Ended December 31,
EBITDA Reconciliation:	2010	2009	2010	2009
Net Income	$940	$3,165	$5,914	$13,552
Plus: Interest Expense	259	224	934	692
Plus: Income Tax Expense	209	1,310	2,351	6,464
Plus: Depreciation and Amortization	1,719	1,043	5,693	3,684
Earnings Before Interest, Income Tax and Depreciation	$3,127	$5,742	$14,892	$24,392
and Amortization (EBITDA)

	As of
	December 31,	December 31,
Net Debt Reconciliation:	2010	2009
Current Portion Long Term Debt	$10,742	$3,742
Long-Term Debt	16,615	19,533
Total Debt	27,357	23,275
Less Cash	(142)	(1,232)
Less Short Term Investments	(9,518)	(18,509)
Net Debt	$17,697	$3,534